Exhibit 10.2
UAL CORPORATION
2006 DIRECTOR EQUITY INCENTIVE PLAN
AMENDMENT NO. 1
This Amendment No. 1 (this “Amendment”) to the UAL Corporation 2006 Director Equity Incentive Plan, dated February 1, 2006 (the “DEIP”), sponsored by UAL Corporation, a Delaware corporation (“UAL”), is made as of this 26th day of September 2008.
WHEREAS final regulations have been promulgated under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), pursuant to which UAL deems amendments to the DEIP should be enacted to preserve, to the maximum extent reasonably practicable, the intended after-tax benefits to the participants; and
WHEREAS pursuant to Section 15 of the DEIP, the DEIP may be amended by a writing approved by the Board of Directors of UAL (the “Board”);
NOW THEREFORE, subject to approval of the Board, UAL hereby amends the DEIP for changes necessary or desirable to comply with the final regulations under Section 409A of the Code, as follows (capitalized terms not otherwise defined herein shall have the meaning assigned thereto in the DEIP):
1. Amendment and Restatement of Section 2(i). Section 2(i) of the DEIP is hereby amended and restated in its entirety to read as follows:
“(i) Change in Control. A “Change in Control” means an event described in Section 12, provided such event is an event that qualifies as an event described in Section 409A(a)(2)(A)(v) of the Code.”
2. Amendment and Restatement of Section 2(m). Section 2(m) of the DEIP is hereby amended and restated in its entirety to read as follows:
“(i) Continuity Directors. “Continuity Directors” means (1) those members of the Board who were directors on the date hereof and (2) those members of the Board (other than a director whose initial assumption of office was in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) who were elected or appointed by, or on the nomination or recommendation of, at least a two-thirds majority of the then-existing directors who either were directors on the date hereof or were previously so elected or appointed.”
3. Amendment and Restatement of Section 2(p). Section 2(p) of the DEIP is hereby amended and restated in its entirety to read as follows:
“(i) Disability. “Disability” means the Qualified Director is “disabled” within the meaning of Section 409A of the Code. Such Disability will be determined by the Committee on the basis of medical evidence satisfactory to it.”

4. Amendment and Restatement of Section 2(ii). Section 2(ii) of the DEIP is hereby amended and restated in its entirety to read as follows:
“(ii) Unforeseeable Emergency. “Unforeseeable Emergency” means an “unforeseeable emergency” within the meaning of Section 409A of the Code. The existence of an unforeseeable emergency will be determined by the Committee.”
5. Amendment and Restatement of Section 7(a)(iv). Section 7(a)(iv) of the DEIP is hereby amended and restated in its entirety to read as follows:
“(iv) Time of Distribution. Unless a Participant has elected in accordance with Section 7(a)(i) to defer commencement of distribution until a specified date, distribution to a Participant will be made (if in a lump sum) or will commence (if in installments) in January of the year following the year in which the Participant experiences a Separation from Service. Distributions upon a specified date will be made, or will commence, as soon as administratively practicable following such specified date, but no later than the end of the calendar year in which the specified date occurs or, if later, the 15th day of the third month following the specified date. If a lump sum distribution from a Participant’s Share Account would otherwise be made after the record date for a dividend but before the payment date for such dividend, the distribution of the dividend will be made as soon as administratively practicable after the earnings credit has been made to the Share Account pursuant to Section 6(d) on the payment date of the dividend, but in no event later than the end of the calendar year in which the payment date of the dividend occurs or, if later, the 15th day of the third month following the payment date for such dividend.”
6. Amendment and Restatement of Section 7(b). Section 7(b) of the DEIP is hereby amended and restated in its entirety to read as follows:
“(b) Distribution Due to Unforeseeable Emergency. Notwithstanding any distribution election by a Participant to the contrary, except as set forth in this Section 7(b), a distribution will be made to a Participant from his or her Account if the Participant submits a written distribution request to the Committee and the Committee determines that the Participant has experienced an Unforeseeable Emergency. The amount of the distribution may not exceed the amount reasonably necessary to satisfy the Unforeseeable Emergency and may include the amount necessary to pay taxes, as determined by the Committee. Payments made on account of an Unforeseeable Emergency will not be made to the extent that such Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent that such liquidation itself would not cause severe financial hardship) or by cessation of deferrals under Section 6(b) and/or 6(c), provided that determination of such limitations is consistent with the requirements of Section 409A of the Code. Any distribution pursuant to this Section 7(b) will be made by the end of the calendar year in which the event giving rise to the Unforeseeable Emergency occurs or, if later, within 90 days of the occurrence of such event and in the form of a lump sum payment that is in cash from the Cash Account and in Shares from the Share Account (rounded up to the next whole Share). Any distribution pursuant to this Section 7(b) will be made first from the Participant’s Cash Account and then from the Participant’s Share Account.”

7. Amendment and Restatement of Section 7(c). Section 7(c) of the DEIP is hereby amended and restated in its entirety to read as follows:
“(c) Small Benefits.
(i) Cash Account. If the balance of the Cash Account of a Participant who has experienced a Separation from Service is $2,500 or less on the day of any installment distribution pursuant to Section 7(a)(v)(B), such remaining balance and any cash account balance of a plan of the Company’s that is required to be aggregated with this Plan under Treasury Regulation Section 1.409A-1(c)(2) shall be distributed to the Participant, as soon as administratively practicable, in the form of a lump sum distribution. Each installment distribution to a Participant who has experienced a Separation from Service will be at least $2,500 or such smaller amount that equals the balance of the Participant’s Cash Account.
(ii) Share Account. If the balance of the Share Account of a Participant who has experienced a Separation from Service is fewer than 100 Share units as of the day of any installment distribution pursuant to Section 7(a)(v)(B), such remaining balance and any share account balance of a plan of the Company’s that is required to be aggregated with this Plan under Treasury Regulation Section 1.409A-1(c)(2) shall be distributed to the Participant, as soon as administratively practicable, in the form of a lump sum distribution, that will consist of the number of Shares equal to the number of Share Units credited to the Share Account as of that date and the number of share units credited to a share account of any plan required to be aggregated with this Plan, rounded up to the next whole Share. Each installment distribution to a Participant who has experienced a Separation from Service must be at least 100 Share Units or such smaller number of Share Units that remains in the Participant’s Share Account.
(iii) Any lump sum distribution pursuant to Sections 7(c)(i) and 7(c)(ii) shall not exceed the applicable dollar amount under Code Section 402(g).”
8. Amendment and Restatement of Section 7(f)(i). Section 7(f)(i) of the DEIP is hereby amended and restated in its entirety to read as follows:
“(i) Time. Distribution to a Beneficiary will be made by the end of the calendar year of the Participant’s death or, if later, within 90 days of the Participant’s death; provided that if a distribution from the Participant’s Share Account would otherwise be made after the record date for a dividend but before the payment date for such dividend, the distribution of the dividend will be made as soon as administratively practicable after the earnings credit has been made to the Share Account pursuant to Section 6(d) on the payment date of the dividend, but in no event later than the end of the calendar year in which the payment date of the dividend occurs or, if later, the 15th day of the third month following the payment date for such dividend.”

9. Amendment and Restatement of Section 12(a). Section 12(a) of the DEIP is hereby amended and restated in its entirety to read as follows:
“(a) A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
(i) there is consummated a merger or consolidation to which the Company or any Subsidiary of the Company is a party if the merger or consolidation would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof ) less than 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation;
(ii) the direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) in the aggregate of securities of the Company representing 25% or more of the total combined voting power of the Company’s then issued and outstanding securities is acquired by any person or entity, or group of associated persons or entities acting in concert; provided, however, that for purposes hereof, the following acquisitions shall not constitute a Change in Control: (1) any acquisition by the Company or any of its Subsidiaries, (2) any acquisition by any employee benefit plan (or related trust or fiduciary) sponsored or maintained by the Company or any corporation controlled by the Company, (3) any acquisition by an underwriter temporarily holding securities pursuant to an offering of such securities, (4) any acquisition by a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company and (5) any acquisition in connection with a merger or acquisition which, pursuant to paragraph (A) above, does not constitute a Change in Control;
(iii) there is consummated a transaction contemplated by an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 80% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership in the Company immediately prior to such sale;
(iv) the stockholders of the Company approve any plan or proposal for the liquidation of the Company; or
(v) the occurrence within any 24-month or shorter period of a change in the composition of the Board such that the Continuity Directors cease for any reason to constitute at least a majority of the Board.”

10. Amendment to Section 12(b). Section 12(b) of the DEIP is hereby amended by inserting the following text at the end thereof:
“Any outstanding Options and/or Stock Appreciation Rights, in lieu of which a cash payment is made pursuant to this Section 12(b), shall terminate and be forfeited upon such cash payment.”
11. Amendment to Section 12(d). Section 12(d) of the DEIP is hereby amended by inserting the following text at the end thereof:
“Any such payments will be made no later than the end of the year in which the Change in Control occurs, or if later, the 15th day of the third month following the Change in Control event.”
12. Amendment and Restatement of Section 15(b). Section 15(b) of the DEIP is hereby amended and restated in its entirety to read as follows:
“(b) Termination. The Company reserves the right to terminate the DEIP at any time. The DEIP will terminate as of the date specified by the Company in a written instrument by its authorized officers to the Committee, adopted in the manner of an amendment. Upon the termination of the DEIP, Participant Accounts will continue to be paid in accordance with the provisions of Section 7, subject to acceleration of distributions as permitted by Section 7(h) and Treasury Regulation Section 1.409A-3(j)(4)(ix). No termination, suspension or amendment of the DEIP may adversely affect any outstanding Periodic Award without the consent of the affected Participant; provided, however, that this sentence will not impair the right of the Board to take whatever action it deems appropriate under Section 3(c), 8, 9, 10 and 12(b) of the DEIP. Options and Stock Appreciation Rights outstanding upon termination of the DEIP may continue to be exercised in accordance with their terms.”
IN WITNESS WHEREOF, UAL has executed this Amendment as of the date first above written.

UAL CORPORATION

By:	/s/ Paul R. Lovejoy
Name: Paul R. Lovejoy
Title: Senior Vice President, General Counsel and Secretary

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